As filed with the Securities and Exchange Commission on June 10, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0518772
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

395 Page Mill Road

Palo Alto, California 94306

(650) 752-5000

(Address of Principal Executive Offices) (Postal Code)

Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors

(Effective as of March 1, 2004)

Agilent Technologies, Inc. Deferred Compensation Plan

(Amended and Restated as of March 1, 2004)

(Full Title of the Plan)

Edward W. Barnholt

Chairman, President and Chief Executive Officer

Agilent Technologies, Inc.

395 Page Mill Road

Palo Alto, California 94306

(650) 752-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

D. Craig Nordlund, Esq.

Marie Oh Huber, Esq.

Agilent Technologies, Inc.

395 Page Mill Road

Palo Alto, California 94306

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Agilent Technologies, Inc. Common Stock, par value $0.01 per share	500,000	$25.35(a)	$12,675,000.00(a)	$1,605.92
Deferred Compensation Obligations under the Agilent Technologies, Inc. Deferred Compensation Plan (Amended and Restated as of March 1, 2004)( b)	$40,000,000	100%	$40,000,000(c)	$5,068.00
Total				$6,673.92

(a)	The price is estimated in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee and is the product of multiplying 500,000, the maximum number of shares issuable under the Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (Effective as of March 1, 2004) that are covered by this registration statement by $25.35, the average of the high and low prices per share of the Corporation’s Common Stock on the New York Stock Exchange—Composite Tape on June 4, 2004.

(b)	The deferred compensation obligations are unsecured obligations of Agilent Technologies, Inc. to pay deferred compensation in the future to eligible participants, in accordance with the terms of the Agilent Technologies, Inc. Deferred Compensation Plan (Amended and Restated as of March 1, 2004).

(c)	The aggregate offering price was computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference in this registration statement:

(a)	the Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (the “Annual Report”) for Agilent Technologies, Inc. (“Agilent” ) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by Agilent pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above;

(c)	the description of the class of Agilent’s Common Stock which is contained in a registration statement on Form 8-A filed May 17, 2000, including any amendment or report filed for the purpose of updating such description.

All documents filed by Agilent after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

As of June 10, 2004, Marie Oh Huber, who is issuing the opinion regarding the legality of Agilent’s Common Stock offered hereby, is Vice President, Assistant Secretary and Assistant General Counsel of the Company. Ms. Huber owns Common Stock of Agilent and holds employee stock options to purchase Common Stock of Agilent.

Item 6.	Indemnification of Directors and Officers

Agilent is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Agilent’s Certificate of Incorporation, as amended, and Bylaws, as amended, provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

All of Agilent’s directors and officers will be covered by insurance policies maintained by Agilent against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, Agilent has entered into indemnity agreements with directors and executive officers to the fullest extent permitted by the General Corporation Law.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

Agilent hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Agilent pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Agilent hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Agilent’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Agilent pursuant to the foregoing provisions, or otherwise, Agilent has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Agilent of expenses incurred or paid by a director, officer or controlling person of Agilent in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Agilent will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant, Agilent Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, United States, on the 10th day of June, 2004.

AGILENT TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Edward W. Barnholt
Edward W. Barnholt
Chairman, President and Chief Executive Officer

We, the undersigned officers and directors of Agilent Technologies, Inc., do hereby constitute and appoint D. Craig Nordlund and Marie Oh Huber, and each of them with power to act alone, our true and lawful attorneys in fact, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Company’s registration statements on Form S-8 regarding the Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (Effective as of March 1, 2004) and the Agilent Technologies, Inc Deferred Compensation Plan (Amended and Restated as of March 1, 2004), including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, such registration statement on Form S-8 and any and all amendments thereto; and we do each hereby ratify and confirm all that the said attorneys, or either of them, shall do or cause to be done by virtue hereof. The following persons executed this power of attorney in the capacities and on the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward W. Barnholt Edward W. Barnholt	Chairman, President and Chief Executive Officer	June 10, 2004

/s/ Adrian T. Dillon Adrian T. Dillon	Executive Vice President and Chief Financial Officer	June 10, 2004

/s/ Didier Hirsch Didier Hirsch	Vice President, Controller and Chief Accounting Officer	June 10, 2004

/s/ James G. Cullen James G. Cullen	Director	June 10, 2004

/s/ Robert J. Herbold Robert J. Herbold	Director	June 10, 2004

Signature	Title	Date

/s/ Walter B. Hewlett Walter B. Hewlett	Director	June 10, 2004

/s/ Koh Boon Hwee Koh Boon Hwee	Director	June 10, 2004

/s/ Robert L. Joss Robert L. Joss	Director	June 10, 2004

/s/ Heidi Kunz Heidi Kunz	Director	June 10, 2004

/s/ David M. Lawrence, M.D. David M. Lawrence, M.D.	Director	June 10, 2004

/s/ Addison Barry Rand Addison Barry Rand	Director	June 10, 2004

EXHIBIT INDEX

Exhibit Number	Name

4.1	Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (Effective as of March 1, 2004). Incorporated by reference from Exhibit 10.21 of the Company’s Form 10-Q filed June 3, 2004.

4.2	Agilent Technologies, Inc. Deferred Compensation Plan (Amended and Restated as of March 1, 2004). Incorporated by reference from Exhibit 10.22 of the Company’s Form 10-Q filed June 3, 2004.

5.1	Opinion of Marie Oh Huber as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Opinion filed as Exhibit 5.1).

24.1	Power of Attorney of Directors is included on the signature page of the Registration Statement.